Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113894

PROSPECTUS

CONNETICS CORPORATION

3,000,000 Shares of Common Stock

     The selling stockholders named on page 4 are offering up to 3,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

     Our common stock is traded on The Nasdaq National Market under the symbol “CNCT.” On May 6, 2004, the last reported sale price of our common stock was $19.63 per share.

Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2004

     You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

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RISK FACTORS

     Before you invest in our common stock, in addition to the other information in this prospectus, you should carefully consider the risk factors described under the heading “Factors Affecting Our Business and Prospects” in the section entitled “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934 as well as other information contained or incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus and documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We based these forward-looking statements on our current expectations and projections about future events. Important factors that could cause our actual results to differ from our expectations are disclosed in the risk factors described under the heading “Factors Affecting Our Business and Prospects” in the section entitled “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as well as other information contained or incorporated by reference into this prospectus.

     Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus and the documents incorporated by reference into this prospectus — for example, governmental regulation and competition in our industry — will be important in determining future results. No forward-looking statement can be guaranteed, and actual results may vary materially from those anticipated in any forward-looking statement.

     You can identify forward-looking statements by the fact that they do not relate strictly to historical or current events. They use words such as “anticipate,” “estimate,” “expect,” “will,” “may,” “intend,” “plan,” “believe” and similar expressions in connection with discussion of future operating or financial performance. These include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

     Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we may not achieve these plans, intentions or expectations. Forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus include, but are not limited to, those relating to the commercialization of our currently marketed products, the progress of our product development programs, developments with respect to clinical trials and the regulatory approval process, developments related to acquisitions, and developments relating to our sales and marketing capabilities. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus. It should be recognized that other factors, including general economic factors and business strategies, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this prospectus and the documents incorporated by reference into this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and the documents incorporated by reference into this prospectus. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. You may also inspect copies of these materials at the National Association of Securities Dealer, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Connetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

•	Connetics’ Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 9, 2004, January 27, 2004 (dated January 5, 2004), February 9, 2004, February 13, 2004, February 27, 2004, March 5, 2004, March 8, 2004, March 9, 2004, March 10, 2004, March 15, 2004, March 16, 2004, March 24, 2004, April 9, 2004, April 15, 2004, April 30, 2004, and May 6, 2004;

•	The description of our common stock contained in our Registration Statement on Form 8-A, dated December 8, 1995, and filed with the SEC on December 11, 1995, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•	The description of our Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A, dated May 20, 1997, and filed with the SEC on May 23, 1997, as amended by Amendment No. 1 thereto on Form 8-A/A, dated November 27, 2001, and filed with the SEC on November 28, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description.

     The Commission filing number for our SEC filings referenced above is 0-27406.

     We are also incorporating by reference any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise included in, this prospectus.

     You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

     You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

     You may obtain a copy of any of the documents referred to above, other than exhibits, unless such exhibits are specifically incorporated by reference in such documents or this document, without charge upon written or oral request. Requests for such documents should be addressed in writing or by telephone to:

Connetics Corporation
Attention: Corporate Secretary
3290 West Bayshore Road
Palo Alto, California 94303
(650) 843-2800

SELLING STOCKHOLDERS

     We originally issued and sold the shares of common stock to the selling stockholders in a private offering exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. Selling stockholders, including their pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock.

     The following table sets forth information with respect to the selling stockholders and the common stock beneficially owned by each selling stockholder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the common stock. Because the selling stockholders may offer all or some portion of the common stock, we cannot give you an estimate as to the amount of the common stock that will be held by the selling stockholders upon termination of any sales. The table below assumes that all selling stockholders will sell all of their common stock, unless otherwise indicated. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. No selling stockholder may make any offer or sale under this prospectus unless that selling stockholder is listed in the table below.

				Percentage
				Ownership of
			Common Stock	Common
	Common		Beneficially	Stock
	Stock	Common	Owned After	Outstanding
	Beneficially	Stock	Completion of	After the
Name	Owned(1)	Offered	the Offering(1)(2)	Offering(1)
Merlin BioMed, L.P. (3)	40,000	40,000	0	* %
Merlin BioMed II, L.P. (3)	18,000	18,000	0	*
Merlin BioMed International, LTD (3)	25,500	25,500	0	*
Interdynamic Fund BioMed Tech. (3)	11,300	11,300	0	*
Pharma w/ Health (3)	30,200	30,200	0	*
UBS O’Connor LLC f/b/o O’Connor PIPES Strategies Master Ltd. (3)	32,000	32,000	0	*
UBS O’Connor LLC f/b/o O’Connor Global Fundamental Long/Short Limited (3)	83,200	83,200	0	*
UBS O’Connor LLC f/b/o UBS Global Equity Arbitrage Master Limited (3)	44,800	44,800	0	*
Truk Opportunity Fund, LLC (3)(5)	165,000	165,000	0	*
Atlas Equity I, Ltd (3)	100,000	100,000	0	*
Winchester Global Trust Company Limited as Trustee for Caduceus Capital Trust (3)	198,000	198,000	0	*
Caduceus Capital II, L.P. (3)	86,000	86,000	0	*
UBS Eucalyptus Fund, L.L.C. (3)	196,000	196,000	0	*
PW Eucalyptus Fund, Ltd. (3)	25,000	25,000	0	*
HFR SHC Aggressive Fund (3)	25,000	25,000	0	*
Knightsbridge Post Venture IV L.P. (3)	19,100	19,100	0	*
Knightsbridge Integrated Holdings, V, LP (3)	17,400	17,400	0	*
Knightsbridge Netherlands II, L.P. (3)	6,400	6,400	0	*
Knightsbridge Integrated Holdings IV Post Venture, LP (3)	11,400	11,400	0	*
Knightsbridge Post Venture III, LP (3)	11,600	11,600	0	*
Knightsbridge Netherland I LP (3)	7,900	7,900	0	*
Knightsbridge Netherlands III – LP (3)	2,600	2,600	0	*
Knightsbridge Integrated Holdings II Limited (3)	12,400	12,400	0	*
Knightsbridge Venture Capital IV, L.P. (3)	3,300	3,300	0	*
Knightsbridge Venture Capital III LP (3)	2,900	2,900	0	*
Baker Bros. Investments II, L.P. (3)	4,750	4,750	0	*
Baker Biotech Fund I, L.P. (3)	46,550	46,550	0	*
Baker Biotech Fund II, L.P. (3)	43,050	43,050	0	*
Baker Biotech Fund II (Z), L.P. (3)	5,650	5,650	0	*
Alexandra Global Master Fund Ltd. (3)	100,000	100,000	0	*
Citadel Equity Fund Ltd. (4)	275,000	275,000	0	*
Highbridge International LLC (4)(6)	2,225,718	1,350,000	875,718	2.5%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. Percentage ownership of common stock is calculated based on 35,259,207 shares of common stock outstanding as of May 3, 2004. Beneficial ownership after the offering assumes the sale of all shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. If the selling stockholders do not sell the shares offered by this prospectus, actual share ownership will be higher than this table reflects.

(2)	Includes 875,718 shares of common stock into which $18,750,000 aggregate principal amount of our 2.25% convertible senior notes due 2008 currently held by Highbridge International LLC are convertible, which are not being registered pursuant to the registration statement of which this prospectus is a part.

(3)	The selling stockholder has acknowledged to us that it is not an affiliate of a registered broker-dealer.

(4)	The selling stockholder has acknowledged to us that it is an affiliate of a registered broker-dealer.

(5)	Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC, exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling stockholder.

(6)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and consequently has voting control and investment discretion over securities held by Highbridge International. Glenn Dubin and Henry Swieca control Highbridge Capital. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International.

     During the past three years, no selling stockholder has had a material relationship with us or our affiliates. Each of the selling stockholders has acknowledged to us that they acquired the common stock in the ordinary course of business. In addition, the selling stockholders that are affiliates of broker-dealers have acknowledged to us that at the time they acquired the common stock being offered by this prospectus, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

     Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus and/or amendments to the registration statement of which this prospectus is a part, if an when necessary. We will file post-effective amendments to the registration statement to include additional selling stockholders, and we expect to disclose substitutions of selling stockholders by prospectus supplement or post-effective amendment.

PLAN OF DISTRIBUTION

     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may exceed those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions other than on these exchanges or systems or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

     In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell short the common stock and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     We will not receive any of the proceeds from this offering. The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

     Each of the selling stockholders has acknowledged to us that at the time they acquired their common stock being offered under this prospectus, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

     Our outstanding common stock is listed for trading on The Nasdaq National Market.

     To comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, including Regulation M.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into an agreement for the benefit of holders of the common stock to register the common stock under applicable federal and state securities laws under specific circumstances and at specific times. The agreement provides for cross-indemnification of the selling stockholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay all costs and expenses associated with the registration of the common stock. These expenses include the SEC’s filing fees and fees under state securities or “blue sky” laws. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the common stock by them.

LEGAL MATTERS

     Morrison & Foerster LLP will pass upon legal matters for us regarding the validity of the common stock.

EXPERTS

     The consolidated financial statements and schedule of Connetics Corporation appearing in Connetics Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of the Soriatane product line of Hoffmann-La Roche Inc. as of December 31, 2003 and 2002 and for each of the three years ended December 31, 2003, incorporated in this prospectus by reference to Connetics Corporation’s Current Report on Form 8-K/A dated March 4, 2004 and filed with the SEC on April 30, 2004, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.